Exhibit 3.3

Company Number: 1935227

Golden Metropolis International Limited

CERTIFIED COPY OF EXTRACT OF RESOLUTIONS
ADOPTED BY THE SOLE SHAREHOLDER
PURSUANT TO THE MEMORANDUM AND
ARTICLES OF ASSOCIATION OF THE COMPANY
ON THE 11TH DAY OF MAY 2018

Pursuant to article 7.21 of the Company’s articles of association, we resolve to pass the following resolutions.

1.	That paragraph 6.2 of the Company’s memorandum of association be deleted in its entirety and replaced with:

6.2 The Company is authorised to issue an unlimited number of Shares of no par value